Exhibit 99.1

Ryerson Reports First Quarter 2025 Results

Quarterly business highlights include strong transactional sales, operational productivity, and working capital management, increase in market share, maintenance of expense controls, ramp up of capital improvements at our Shelbyville, KY non-ferrous processing center, and continued progress operationalizing capex investments and optimizing assets across our North America service center network.

CHICAGO – April 30, 2025 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the first quarter ended March 31, 2025.

Highlights:

•
Generated first quarter revenue of $1.14 billion on 500,000 tons shipped at an average selling price of $2,271 per ton
•
Incurred Net Loss attributable to Ryerson Holding Corporation of $5.6 million, or Diluted Loss Per Share of $0.18, and Adjusted EBITDA1, excluding LIFO of $32.8 million
•
Ended the quarter with debt of $498 million and net debt2 of $464 million as of March 31, 2025, compared to $468 million and $440 million, respectively, on December 31, 2024
•
Progress on optimizing newly installed assets across the network with expense per ton sold decreasing $32 YoY
•
Gained market share in industry with transactional sales increasing 12% YoY
•
Declared a second-quarter 2025 dividend of $0.1875 per share

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

$ in millions, except tons (in thousands), average selling prices, and earnings per share

Financial Highlights:	Q1 2025	Q4 2024	Q1 2024	QoQ	YoY

Revenue	$1,135.7	$1,007.4	$1,239.2	12.7%	(8.4)%
Tons shipped	500	447	497	11.9%	0.6%
Average selling price/ton	$2,271	$2,254	$2,493	0.8%	(8.9)%
Gross margin	18.0%	19.0%	17.6%	-100 bps	40 bps
Gross margin, excl. LIFO	18.6%	16.4%	17.6%	220 bps	100 bps
Warehousing, delivery, selling, general, and administrative expenses	$202.1	$188.5	$216.8	7.2%	(6.8)%
As a percentage of revenue	17.8%	18.7%	17.5%	-90 bps	30 bps
Net loss attributable to Ryerson Holding Corporation	$(5.6)	$(4.3)	$(7.6)	(30.2)%	26.3%
Diluted loss per share	$(0.18)	$(0.13)	$(0.22)	$(0.05)	$0.04
Adjusted diluted loss per share	$(0.18)	$(0.14)	$(0.18)	$(0.04)	—
Adj. EBITDA, excl. LIFO	$32.8	$10.3	$40.2	218.4%	(18.4)%
Adj. EBITDA, excl. LIFO margin	2.9%	1.0%	3.2%	190 bps	-30 bps

Balance Sheet and Cash Flow Highlights:
Total debt	$497.3	$467.4	$497.3	6.4%	—
Cash and cash equivalents	$33.6	$27.7	$41.9	21.3%	(19.8)%
Net debt	$463.7	$439.7	$455.4	5.5%	1.8%
Net debt / LTM Adj. EBITDA, excl. LIFO	4.3x	3.9x	2.5x	0.4x	1.8x
Cash conversion cycle (days)	66.5	78.6	75.6	(12.1)	(9.1)
Net cash provided by (used in) operating activities	$(41.2)	$92.2	$(47.8)	$(133.4)	$6.6

Management Commentary

Eddie Lehner, Ryerson’s President, Chief Executive Officer & Director, said, “I want to thank all of my Ryerson teammates for continuing to foster a safe and productive environment as we continue operationalizing following a historical capex investment cycle for the company. As our CFO, Jim Claussen, commented to me recently, “we are remodeling the house while living in it during monsoon season,” and in my letter to shareholders, I noted that we are curing a capex investment deficit going back more than thirty years. As we have discussed over the past three-plus years, after paying off Ryerson’s high-yield debt in 2022, we moved to our next phase of modernizing and optimizing our service center network and bringing to market our next-generation operating model. Now as we move further along the completion curve, we are seeing growing pains dissipate, giving way to meaningful proof-points that our efforts should pay-off for all Ryerson stakeholders in the months and years to come. When drilling down into first quarter 2025 results, we realized improved plant productivity benchmarks, excellent working capital management, and cost controls in place and functioning as intended. We also realized market share growth in the quarter whereby strong spot-transactional business offset slow OEM contract business and OEM contract price lag effects. In summary, we’re getting better and positioning the company well for sustaining shareholder value creation even amidst near-term cyclical industry conditions that are uniquely challenging but vitally important to the long-term health of manufacturing in the U.S. and North America.”

First Quarter Results

Ryerson generated net sales of $1.14 billion in the first quarter of 2025, an increase of 12.7% compared to the fourth quarter of 2024, and within our guidance. Revenue performance during the quarter was influenced by strong volume increases and market share gains across our transactional business partially offset by weaker-than-expected demand among larger program accounts as buying decisions and project investments were soft in the quarter.

Gross margin contracted sequentially by 100 basis points to 18.0% in the first quarter of 2025, compared to 19.0% in the fourth quarter of 2024, driven by an increase in cost of goods sold outpacing the increase in average selling prices for our product mix. Additionally, due to the rising commodity price environment, increasing inventory values resulted in a LIFO expense of $6.8 million. Excluding the impact of LIFO, gross margin expanded 220 basis points to 18.6% in the first quarter of 2025, compared to 16.4% in the fourth quarter.

Warehousing, delivery, selling, general, and administrative expenses increased 7.2%, or $13.6 million, to $202.1 million in the first quarter of 2025, compared to $188.5 million in the fourth quarter of 2024. Increased expenses in the current quarter, compared to the prior quarter, were largely driven by personnel-related expenses due to higher incentive compensation. Additionally, operating expenses increased over the prior quarter due to increased sales volumes in the first quarter. Increases in overall expenses compared to the prior quarter were partially offset by decreases in reorganization expenses and depreciation and amortization expenses. Compared to the prior year period, first quarter 2025 operating expenses decreased by $14.7 million, representing a successful reduction of $60 million in annualized operating expenses.

Net Loss Attributable to Ryerson Holding Corporation for the first quarter of 2025 was $5.6 million, or $0.18 per diluted share, compared to net loss of $4.3 million, or $0.13 per diluted share, in the previous quarter. Ryerson generated Adjusted EBITDA, excluding LIFO of $32.8 million in the first quarter of 2025 compared to $10.3 million in the fourth quarter of 2024.

Liquidity & Debt Management

Ryerson had a use of operating cash of $41.2 million in the first quarter of 2025 due to a $102 million build in accounts receivable from higher sales in the first quarter, partially offset by lower inventory and accounts payable cash use. The Company ended the first quarter of 2025 with debt of $498 million and net debt of $464 million, a sequential increase of $30 million and $24 million, respectively, compared to the fourth quarter of 2024. Ryerson’s global liquidity, composed of cash and cash equivalents and availability on its revolving credit facilities, increased to $490 million as of March 31, 2025, compared to $451 million as of December 31, 2024, due to an increase in accounts receivables.

Shareholder Return Activity

Dividends. On April 30, 2025, the Board of Directors declared a quarterly cash dividend of $0.1875 per share of common stock, payable on June 18, 2025, to stockholders of record as of June 5, 2025. During the first quarter of 2025, Ryerson’s quarterly dividend amounted to a cash return of approximately $6.0 million.

Share Repurchases and Authorization. Ryerson did not repurchase shares during the first quarter of 2025. As of March 31, 2025, $38.4 million remained under the existing authorization.

Outlook Commentary

For the second quarter of 2025, Ryerson expects customer shipments to be between a decrease of 1% to an increase of 1% quarter-over-quarter, reflecting tariff-related uncertainty dampening seasonal volume patterns as customers prioritize destocking. The Company anticipates second quarter net sales to be in the range of $1.15 billion to $1.19 billion, with average selling prices increasing 3% to 4%. LIFO expense in the second quarter of 2025 is expected to be between $5 million to 7 million. We expect adjusted EBITDA, excluding LIFO in the range of $40 million to $45 million on lagging price margin resets and earnings per diluted share in the range of $0.07 to $0.14.

First Quarter 2025 Major Product Metrics
	Net Sales (millions)
	Q1 2025	Q4 2024	Q1 2024	Quarter-over-quarter	Year-over-year

Carbon Steel	$563	$510	$644	10.4%	(12.6)%
Aluminum	$275	$236	$279	16.5%	(1.4)%
Stainless Steel	$281	$248	$297	13.3%	(5.4)%

	Tons Shipped (thousands)
	Q1 2025	Q4 2024	Q1 2024	Quarter-over-quarter	Year-over-year

Carbon Steel	389	353	384	10.2%	1.3%
Aluminum	48	42	50	14.3%	(4.0)%
Stainless Steel	61	52	61	16.4%	—

	Average Selling Prices (per ton)
	Q1 2025	Q4 2024	Q1 2024	Quarter-over-quarter	Year-over-year

Carbon Steel	$1,447	$1,445	$1,677	0.2%	(13.7)%
Aluminum	$5,729	$5,619	$5,580	2.0%	2.7%
Stainless Steel	$4,607	$4,733	$4,869	(2.7)%	(5.4)%

Earnings Call Information

Ryerson will host a conference call to discuss first quarter 2025 financial results for the period ended March 31, 2025, on Thursday, May 1, 2025, at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has approximately 4,300 employees and over 110 locations. Visit Ryerson at www.ryerson.com.

Manager – Investor Relations:

Pratham Dear

312.292.5033

investorinfo@ryerson.com

Notes:

1For EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding LIFO please see Schedule 2

2Net debt is defined as long term debt plus short term debt less cash and cash equivalents and excludes restricted cash

Legal Disclaimer
The contents herein are provided for general information purposes only and do not constitute an offer to sell or purchase, or a solicitation of an offer to purchase, any security (“Security”) of the Company or its affiliates (“Ryerson”) in any jurisdiction. Ryerson does not intend to solicit, and is not soliciting, any action with respect to any Security or any other contractual relationship with Ryerson. Nothing in this release, individually or taken in the aggregate, constitutes an offer of securities for sale or purchase, or a solicitation of an offer to purchase, any Security in the United States, or to U.S. persons, or in any other jurisdiction in which such an offer or solicitation is unlawful.

Safe Harbor Provision
Certain statements made in this release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; the impact of geopolitical events; fluctuating metal prices; our indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; the influence of a single investor group over our policies and procedures; work stoppages; obligations under certain employee retirement benefit plans; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our most recent our annual report on Form 10-K and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

			Fourth
	First Quarter		Quarter
	2025	2024	2024

NET SALES	$1,135.7	$1,239.2	$1,007.4
Cost of materials sold	931.3	1,021.6	816.3
Gross profit	204.4	217.6	191.1
Warehousing, delivery, selling, general, and administrative	202.1	216.8	188.5
Gain on insurance settlement	—	—	(0.3)
Restructuring and other charges	—	—	0.3
OPERATING PROFIT	2.3	0.8	2.6
Other income and (expense), net	0.3	(0.2)	2.7
Interest and other expense on debt	(9.5)	(10.1)	(10.1)
LOSS BEFORE INCOME TAXES	(6.9)	(9.5)	(4.8)
Benefit for income taxes	(1.6)	(2.1)	(0.6)
NET LOSS	(5.3)	(7.4)	(4.2)
Less: Net income attributable to noncontrolling interest	0.3	0.2	0.1
NET LOSS ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$(5.6)	$(7.6)	$(4.3)
LOSS PER SHARE
Basic	$(0.18)	$(0.22)	$(0.13)
Diluted	$(0.18)	$(0.22)	$(0.13)
Shares outstanding - basic	31.9	34.0	31.8
Shares outstanding - diluted	31.9	34.0	31.8

Dividends declared per share	$0.1875	$0.1875	$0.1875

Supplemental Data :
Tons shipped (000)	500	497	447
Shipping days	63	64	61
Average selling price/ton	$2,271	$2,493	$2,254
Gross profit/ton	409	438	428
Operating profit/ton	5	2	6
LIFO expense (income) per ton	14	2	(57)
LIFO expense (income)	6.8	1.0	(25.4)
Depreciation and amortization expense	19.2	17.4	22.7
Cash flow provided by (used in) operating activities	(41.2)	(47.8)	92.2
Capital expenditures	(8.0)	(21.8)	(23.5)

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation
See Schedule 5 for Second Quarter 2025 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	March 31,	December 31,
	2025	2024
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$33.6	$27.7
Restricted cash	1.1	1.6
Receivables, less provisions of $3.0 at March 31, 2025 and $2.5 at December 31, 2024	527.5	425.6
Inventories	657.2	684.6
Prepaid expenses and other current assets	78.1	68.1
Total current assets	1,297.5	1,207.6
Property, plant, and equipment, at cost	1,158.8	1,152.0
Less: accumulated depreciation	530.8	515.3
Property, plant, and equipment, net	628.0	636.7
Operating lease assets	349.2	344.6
Other intangible assets	65.9	68.3
Goodwill	161.9	161.8
Deferred charges and other assets	21.1	20.5
Total assets	$2,523.6	$2,439.5
Liabilities
Current liabilities:
Accounts payable	$508.1	$440.8
Salaries, wages, and commissions	36.7	35.7
Other accrued liabilities	65.7	67.1
Short-term debt	0.3	0.7
Current portion of operating lease liabilities	32.7	32.1
Current portion of deferred employee benefits	3.7	3.7
Total current liabilities	647.2	580.1
Long-term debt	497.0	466.7
Deferred employee benefits	83.2	90.9
Noncurrent operating lease liabilities	341.3	334.6
Deferred income taxes	130.4	129.0
Other noncurrent liabilities	11.2	13.7
Total liabilities	1,710.3	1,615.0
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at March 31, 2025 and December 31, 2024	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 40,357,785 and 39,899,093 shares issued at March 31, 2025 and December 31, 2024, respectively	0.4	0.4
Capital in excess of par value	427.1	423.5
Retained earnings	767.9	779.6
Treasury stock, at cost - Common stock of 8,164,148 shares at March 31, 2025 and 8,051,226 shares at December 31, 2024	(237.0)	(234.4)
Accumulated other comprehensive loss	(154.5)	(153.8)
Total Ryerson Holding Corporation Stockholders' Equity	803.9	815.3
Noncontrolling interest	9.4	9.2
Total Equity	813.3	824.5
Total Liabilities and Stockholders' Equity	$2,523.6	$2,439.5

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income (Loss) Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

			Fourth
	First Quarter		Quarter
	2025	2024	2024

Net loss attributable to Ryerson Holding Corporation	$(5.6)	$(7.6)	$(4.3)
Interest and other expense on debt	9.5	10.1	10.1
Benefit for income taxes	(1.6)	(2.1)	(0.6)
Depreciation and amortization expense	19.2	17.4	22.7
EBITDA	$21.5	$17.8	$27.9
Gain on insurance settlement	—	—	(0.3)
Reorganization	4.0	20.1	9.5
Pension settlement loss (gain)	—	2.2	(0.1)
Benefit plan curtailment gain	—	(0.3)	—
Foreign currency transaction gains	—	(1.2)	(3.2)
Purchase consideration and other transaction costs	0.4	0.1	0.6
Other adjustments	0.1	0.5	1.3
Adjusted EBITDA	$26.0	$39.2	$35.7

Adjusted EBITDA	$26.0	$39.2	$35.7
LIFO expense (income)	6.8	1.0	(25.4)
Adjusted EBITDA, excluding LIFO expense (income)	$32.8	$40.2	$10.3

Net sales	$1,135.7	$1,239.2	$1,007.4

Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	2.9%	3.2%	1.0%

Gross profit	$204.4	$217.6	$191.1

Gross margin	18.0%	17.6%	19.0%

Gross profit	$204.4	$217.6	$191.1
LIFO expense (income)	6.8	1.0	(25.4)
Gross profit, excluding LIFO expense (income)	$211.2	$218.6	$165.7

Gross margin, excluding LIFO expense (income)	18.6%	17.6%	16.4%

Note: EBITDA represents net income (loss) before interest and other expense on debt, provision for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, reorganization expenses, pension settlement losses, benefit plan curtailment gains, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit minus LIFO expense (income), divided by net sales. We have excluded LIFO expense (income) from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense (income), and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Loss to Adjusted Net Loss and Adjusted Loss per Share
(Dollars and Shares in Millions, Except Per Share Data)

			Fourth
	First Quarter		Quarter
	2025	2024	2024

Net loss attributable to Ryerson Holding Corporation	$(5.6)	$(7.6)	$(4.3)

Gain on insurance settlement	—	—	(0.3)
Restructuring and other charges	—	—	0.3
Pension settlement loss (gain)	—	2.2	(0.1)
Benefit plan curtailment gain	—	(0.3)	—
Benefit for income taxes	—	(0.5)	—

Adjusted net loss attributable to Ryerson Holding Corporation	$(5.6)	$(6.2)	$(4.4)

Adjusted diluted loss per share	$(0.18)	$(0.18)	$(0.14)

Shares outstanding - diluted	31.9	34.0	31.8

Note: Adjusted net loss and Adjusted loss per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

			Fourth
	First Quarter		Quarter
	2025	2024	2024

Net cash provided by (used in) operating activities	$(41.2)	$(47.8)	$92.2
Capital expenditures	(8.0)	(21.8)	(23.5)
Proceeds from sales of property, plant, and equipment	0.1	1.4	0.2
Free cash flow	$(49.1)	$(68.2)	$68.9

Market capitalization	$739.2	$1,150.1	$589.5

Free cash flow yield	(6.6%)	(5.9%)	11.7%

Note: Market capitalization is calculated using March 31, 2025, December 31, 2024, and March 31, 2024 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Second Quarter 2025 Net Income Attributable to Ryerson Holding Corporation to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions, except Per Share Data)
	Second Quarter 2025
	Low	High
Net income attributable to Ryerson Holding Corporation	$2	$4

Diluted earnings per share	$0.07	$0.14

Interest and other expense on debt	10	10
Provision for income taxes	1	2
Depreciation and amortization expense	20	20
EBITDA	$33	$36
Adjustments	2	2
Adjusted EBITDA	$35	$38
LIFO expense	5	7
Adjusted EBITDA, excluding LIFO	$40	$45

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.